EXHIBIT 21.1

SUBSIDIARIES OF UNITED INSURANCE HOLDINGS CORP.

United Insurance Holdings, L.C.; incorporated in Florida

United Property & Casualty Insurance Company; incorporated in Florida

United Insurance Management, L.C.; incorporated in Florida

Skyway Claims Services, LLC; incorporated in Florida